                                                                   EXHIBIT 12(A)

                          BAY VIEW CAPITAL CORPORATION

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                           SIX MONTHS
                                    YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                          --------------------------------------------- ----------------
                            1993     1994     1995      1996     1997    1997     1998
                          -------- -------- --------  -------- -------- ------- --------
                                             (DOLLARS IN THOUSANDS)
Earnings:
 Earnings (loss) before
  income tax expense....  $ 22,406 $ 22,341 $ (2,854) $ 19,246 $ 23,266 $17,133 $ 20,144
 Add:
  Interest on advances
   and other borrowings.    53,775   63,977   67,149    60,548   78,424  36,533   45,538
  Interest component of
   rental expense
   (estimated at 20% of
   rental expense)......       519      506      481       564      969     467    1,076
                          -------- -------- --------  -------- -------- ------- --------
  Earnings before fixed
   charges excluding
   interest on customer
   deposits.............    76,700   86,824   64,776    80,358  102,659  54,133   66,758
   Interest on customer
    deposits............    68,075   66,424   93,398   100,225   76,484  38,139   78,597
                          -------- -------- --------  -------- -------- ------- --------
   Earnings before fixed
    charges.............  $144,755 $153,248 $158,174  $180,583  179,143  92,272  145,355
                          ======== ======== ========  ======== ======== ======= ========
Fixed Charges:
 Interest on advances
  and other borrowings..  $ 53,775 $ 63,977 $ 67,149  $ 60,548   78,424  36,533   45,538
 Interest component of
  rental expense
  (estimated at 20% of
  rental expense).......       519      506      481       564      969     467    1,076
                          -------- -------- --------  -------- -------- ------- --------
 Fixed charges excluding
  interest on customer
  deposits..............    54,294   64,483   67,630    61,112   79,393  37,000   46,614
   Interest on customer
    deposits............    68,075   66,424   93,398   100,225   76,484  38,139   78,597
                          -------- -------- --------  -------- -------- ------- --------
   Total fixed charges..  $122,369 $130,907 $161,028  $161,337 $155,877 $75,139 $125,211
                          ======== ======== ========  ======== ======== ======= ========
Ratio of earnings to
 fixed charges including
 interest on customer
 deposits...............     1.18x    1.17x    0.98x     1.12x    1.15x   1.23x    1.16x
Ratio of earnings to
 fixed charges excluding
 interest on customer
 deposits...............     1.41x    1.35x    0.96x     1.31x    1.29x   1.46x    1.43x

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Note: Earnings were inadequate to cover the fixed charges for the year ended
      December 31, 1995. The amount of the deficiency was $2,853,710.